Exhibit 10.1

LEASE AGREEMENT BETWEEN

WHMNY REAL ESTATE LIMITED PARTNERSHIP,

AS LANDLORD, AND

EARTHLINK, INC.,

AS TENANT

DATED SEPTEMBER 19, 2005

PASADENA, CALIFORNIA

TABLE OF CONTENTS

1.	Definitions and Basic Provisions

2.	Lease Grant

3.	Tender of Possession

4.	Rent
	(a)	Payment
	(b)	Operating Costs; Taxes

5.	Delinquent Payment; Handling Charges

6.	Intentionally Omitted

7.	Landlord’s Obligations
	(a)	Landlord’s Maintenance Obligations
	(b)	Landlord’s Right to Perform Tenant’s Obligations
	(c)	Tenant’s Right to Perform Landlord’s Obligations

8.	Improvements; Alterations; Repairs; Maintenance
	(a)	Improvements; Alterations
	(b)	Repairs; Maintenance
	(c)	Performance of Work
	(d)	Mechanic’s Liens
	(e)	Janitorial Services
	(f)	Utilities
	(g)	Security Services

9.	Use

10.	Assignment and Subletting
	(a)	Transfers
	(b)	Consent Standards
	(c)	Request for Consent
	(d)	Conditions to Consent
	(e)	Attornment by Subtenants
	(f)	Cancellation
	(g)	Additional Compensation
	(h)	Permitted Transfers

11.	Insurance; Waivers; Subrogation; Indemnity
	(a)	Tenant’s Insurance
	(b)	Landlord’s Insurance
	(c)	No Subrogation; Waiver of Property Claims
	(d)	Indemnity

12.	Subordination; Attornment; Notice to Landlord’s Mortgagee
	(a)	Subordination
	(b)	Attornment
	(c)	Notice to Landlord’s Mortgagee
	(d)	Landlord’s Mortgagee’s Protection Provisions

13.	Rules and Regulations

14.	Condemnation
	(a)	Total Taking
	(b)	Partial Taking - Tenant’s Rights
	(c)	Partial Taking - Landlord’s Rights

	(d)	Temporary Taking
	(e)	Award

15.	Fire or Other Casualty
	(a)	Repair Estimate
	(b)	Tenant’s Rights
	(c)	Landlord’s Rights
	(d)	Repair Obligation
	(e)	Waiver of Statutory Provisions
	(f)	Abatement of Rent

16.	Personal Property Taxes

17.	Events of Default
	(a)	Payment Default
	(b)	Estoppel
	(c)	Insurance
	(d)	Mechanic’s Liens
	(e)	Other Defaults
	(f)	Insolvency

18.	Remedies
	(a)	Termination of Lease
	(b)	Enforcement of Lease
	(c)	Sublessees of Tenant
	(d)	Efforts to Relet
	(e)	Suspension of Services

19.	Payment by Tenant; Non-Waiver; Cumulative Remedies
	(a)	Payment by Tenant
	(b)	No Waiver
	(c)	Cumulative Remedies

20.	Tenant Acknowledgements

21.	Surrender of Premises

22.	Holding Over

23.	Certain Rights Reserved by Landlord
	(a)	Building Operations
	(b)	Prospective Purchasers and Lenders
	(c)	Prospective Tenants

24.	Landlord Default

25.	Miscellaneous
	(a)	Landlord Transfer
	(b)	Landlord’s Liability
	(c)	Force Majeure
	(d)	Brokerage
	(e)	Estoppel Certificates
	(f)	Notices
	(g)	Separability
	(h)	Amendments; Binding Effect; No Electronic Records
	(i)	Quiet Enjoyment
	(j)	No Merger
	(k)	No Offer
	(1)	Entire Agreement
	(m)	Waiver of Jury Trial
	(n)	Governing Law

	(o)	Recording
	(p)	Water or Mold Notification
	(q)	Joint and Several Liability
	(r)	Financial Reports
	(s)	Landlord’s Fees
	(t)	Attorneys’ Fees
	(u)	Telecommunications
	(v)	Confidentiality
	(w)	Authority
	(x)	Hazardous Materials
	(y)	Parking
	(z)	List of Exhibits
	(aa)	Consent and Approval Standards
	(bb)	Damages
	(cc)	Compliance With Laws

26.	Renewal Option

27.	Right to Terminate

LIST OF DEFINED TERMS

Additional Rent
Affiliate
Base Tax Year
Basic Lease Information
Basic Rent
Building
Building’s Structure
Building’s Systems
Casualty
Commencement Date
Complex
Damage Notice
Default Rate
Event of Default
Expense Stop
GAAP
Generator Space
Hazardous Materials
including
Initial Liability Insurance Amount
Land
Landlord
Landlord’s Mortgagee
Law
Laws
Lease
Letter of Credit
Loss
Mortgage
Operating Costs
Operating Costs and Tax Statement
Parking Area
Permitted Transfer
Permitted Transferee
Permitted Use
Premises
Prevailing Rental Rate
Primary Lease
Prior Lease
Project
Rent
Repair Period
Taking
Tangible Net Worth
Taxes
Telecommunications Services
Tenant
Tenant Party
Tenant’s Off-Premises Equipment
Tenant’s Proportionate Share
Term
Transfer

LEASE

This Lease Agreement (this “Lease”) is entered into as of September 19, 2005, between WHMNY REAL ESTATE LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and EARTHLINK, INC., a Delaware corporation (“Tenant”).

1.             Definitions and Basic Provisions.  The definitions and basic provisions set forth in the Basic Lease Information (the “Basic Lease Information”) executed by Landlord and Tenant contemporaneously herewith are incorporated herein by reference for all purposes.  Additionally, the following terms shall have the following meanings when used in this Lease: “Affiliate” means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the party in question; “Building’s Structure” means the Building’s exterior walls, roof, elevator shafts, footings, foundations, structural portions of load-bearing walls, structural floors and subfloors, and structural columns and beams; “Building’s Systems” means the Building’s base building HVAC, life-safety, plumbing, electrical, elevator and mechanical systems, but excludes those portions of such systems which were installed by Tenant or specifically for Tenant; “including” means including, without limitation; “Laws” means all federal, state, and local laws, ordinances, rules and regulations, all court orders, governmental directives, and governmental orders and all interpretations of the foregoing, and all restrictive covenants affecting the Project, and “Law” means any of the foregoing; “Generator Space” means the separate structure housing the electrical generators for the Building, it being acknowledged that all of the provisions of this Lease applicable to the Premises shall be applicable to the Generator Space except as otherwise provided herein; “Tenant’s Off-Premises Equipment” means any of Tenant’s equipment or other property that may be located on or about the Project (other than inside the Premises) including the generators, chiller, UPS system, electrical switch, batteries and control systems located in the Generator Space, and all related improvements connecting said equipment to the Building; and “Tenant Party” means any of the following persons: Tenant; any assignees claiming by, through, or under Tenant; any subtenants claiming by, through, or under Tenant; and any of their respective agents, contractors, employees, licensees, guests and invitees.

2.             Lease Grant.  Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises.

3.             Tender of Possession.  Tenant is currently in possession of the Premises pursuant to that certain lease dated September 26, 1996, between Landlord’s predecessor in interest and Tenant, as amended (the “Prior Lease”).  As the existing tenant of the Premises, Tenant shall be deemed to have accepted the Premises in their existing “AS-IS” condition as of the Commencement Date except as otherwise provided in Exhibit D attached hereto and Tenant acknowledges that the Premises are suitable for the Permitted Use.  From and after the Commencement Date, Tenant’s continued occupancy of the Premises shall be governed by the terms of this Lease.  As of the date hereof, neither Landlord nor Tenant has, to its knowledge, any claims, counterclaims, set-offs or defenses against the other arising out of the Prior Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.  Landlord and Tenant further agree that effective as of the Commencement Date, the Prior Lease shall be deemed terminated and neither Landlord nor Tenant shall have any further rights or obligations to the other accruing under the Prior Lease after the Commencement Date, but all obligations under the Prior Lease accruing prior to the Commencement Date shall survive the termination of the Prior Lease, including reconciliation of Operating Costs and Taxes for the period January 1, 2005 through June 30, 2005, which reconciliation shall be performed in accordance with the terms of the Prior Lease.

4.             Rent.

(a)           Payment.  Tenant shall timely pay to Landlord Rent, without notice, demand, deduction or set off (except as otherwise expressly provided herein), by good and sufficient check drawn on a national banking association at Landlord’s address provided for in this Lease or as otherwise specified by Landlord and shall be accompanied by all applicable state and local sales or use taxes.  Basic Rent, adjusted as herein provided, shall be payable monthly in advance.  Basic Rent shall be payable on the first day of each month in accordance with the Basic Rent schedule set forth in the Basic Lease Information.  Payments of Basic Rent for any fractional calendar month at the end of the Term shall equal the product of 1/365 of the annual Basic Rent in effect during the partial month and the number of days in the partial month and shall be due on the first day of such month.  Tenant shall pay Additional Rent at the same time and in the same manner as Basic Rent.

(b)           Operating Costs; Taxes.  Commencing January 1, 2007, Tenant shall pay to Landlord the amount (per each rentable square foot in the Premises) (“Additional Rent”) by which the annual Operating Costs (defined below) per rentable square foot in the Building exceed the Expense Stop (per rentable square foot in the Building).  Landlord may make a good faith estimate of the Additional Rent to be due by Tenant for any calendar year or part thereof during the Term.  During each calendar year or partial calendar year of the Term (after the base year, if the Expense Stop is calculated on a base year basis), Tenant shall pay to Landlord, in advance concurrently with each monthly installment of Basic Rent, an amount equal to the estimated Additional Rent for such calendar year or part thereof divided by the number of months therein.  From time to time, Landlord may estimate and re-estimate the Additional Rent to be due by Tenant and deliver a copy of the estimate or re-estimate to Tenant, but Landlord may re-estimate Additional Rent no more than once in any calendar year.  Thereafter, the monthly installments of Additional Rent payable by Tenant shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, Tenant shall have paid all of the Additional Rent as estimated by Landlord.  Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each calendar year.

(1)           The term “Operating Costs” means all expenses and disbursements (subject to the limitations set forth below) that Landlord incurs in connection with the ownership, operation, and maintenance of the Project, determined in accordance with customary real estate industry accounting practices consistently applied, including the following costs: (A) wages and salaries of all on-site employees at or below the grade of building manager or its equivalent engaged in the operation or maintenance of the Project (together with Landlord’s reasonable allocation of expenses of off-site employees at or below the grade of building manager or its equivalent to the extent such off-site employees perform services in connection with the operation or maintenance of the Project), including taxes, insurance and benefits relating thereto; (B) all supplies and materials used in the operation, maintenance, repair, and replacement of the Project; (C) costs for improvements made to the Project which, although capital in nature, are expected to reduce the normal operating costs (including all utility costs) of the Project, as amortized using the interest rate then announced by Bank of America or, if Bank of America ceases to exist or ceases to publish such rate, the rate then announced by the largest (as measured by deposits) chartered bank operating in California, as its “prime rate” or “reference rate” over the time period reasonably estimated by Landlord to recover the costs thereof and limited to the estimated savings in Operating Costs, as well as capital improvements made in order to comply with any Law hereafter promulgated by any governmental authority or any interpretation hereafter rendered with respect to any existing Law, as amortized using the interest rate then announced by Bank of America or, if Bank of America ceases to exist or ceases to publish such rate, the rate then announced by the largest (as measured by deposits) chartered bank operating in California, as its “prime rate” or “reference rate” over the useful economic life of such improvements as determined in accordance with customary real estate industry accounting practices consistently applied; (D) insurance expenses; (E) repairs, replacements, and general maintenance of the Project; and (F) service, maintenance and management contracts with independent contractors for the operation, maintenance, management, repair or replacement of the Project.  If the Building is part of a multi-building office complex (the “Complex”).  Operating Costs and Taxes for the Complex may be equitably prorated among the Project and the other buildings of the Complex, as reasonably determined by Landlord.

For purposes of this Lease, Operating Costs shall not include the following:

a.             Costs of repair or replacement, in excess of commercially reasonable deductibles, incurred by reason of fire or other casualty that are covered or should have been covered by insurance had Landlord complied with the insurance requirements imposed upon Landlord under the terms of this Lease, or exercise of the right of eminent domain.

b.             Leasing commissions, advertising and other promotional costs and expenses, attorneys’ fees, costs and disbursements and other expenses incurred in negotiating or executing leases or in resolving disputes with other tenants, other occupants, or other prospective tenants or occupants of the Building or any portion thereof, collecting rents or otherwise enforcing leases of other tenants of the Building or any portion thereof.

c.             Any capital improvement items except as set forth in Section 4(b)(l)(C) above.

d.             Depreciation and amortization of loans.

e.             Costs and expenses incurred by Landlord for which Landlord is actually reimbursed by parties other than tenants of the Building, including, without limitation, insurance proceeds.

f.              Costs and expenses attributable to the correction of any construction defects in the initial construction of the Building.

g.             Finance and debt service costs for the Building or any portion thereof and rental under any ground lease or leases for the Building or any portion thereof.

h.             Landlord’s general overhead except as it relates to the operation, management, maintenance and repair of the Building.

i.              Costs and expenses for items and services for which Tenant reimburses Landlord or pays third persons, to the extent of such reimbursement or payment.

j.              Costs, fines or penalties incurred due to violations by Landlord of any governmental rule or authority, other than any such cost, fine or penalty (not otherwise paid by Tenant) incurred due to any violation caused by any act or omission of Tenant, its employees or agents.

k.             Costs of management fees (including reimbursables and other related costs) to the extent they exceed comparable fees incurred in comparable office buildings in the area.

1.             Costs of wages, salaries, or other compensation paid to any executive employees of Landlord above the grade of “Project Manager” or paid to employees of Landlord who are not employed full time, on site at the Building; provided, however, if an employee of Landlord works on several buildings, including the Building, the costs and expenses incurred in connection with such employee shall be equitably allocated among such buildings by Landlord in accordance with reasonable and consistent criteria.

m.            Costs and expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature.

n.             Costs and expenses for the removal or encapsulation of asbestos or other hazardous or toxic substances brought into the Building by Landlord in violation of Laws.

o.             Any expenses for repairs or maintenance which are covered by warranties and service contracts, to the extent such maintenance and repairs are made at no cost to Landlord.

p.             Any costs representing any amount paid for services and materials (including overhead and profit increments) to a related person, firm, or entity to the extent such amount exceeds the amount that would be paid for such services or materials at the then existing market rates to an unrelated person, firm or entity.

q.             If any taxes paid by Landlord and previously included in Operating Costs are refunded, Landlord shall promptly pay Tenant an amount equal to the amount of such refund (less the reasonable expenses incurred by Landlord in obtaining such refund) multiplied by Tenant’s share in effect for the period to which such refund relates.

r.              The cost of overtime or other expenses incurred by Landlord in curing its defaults.

s.             Any amounts payable by Landlord which constitutes a fine or penalty, including interest or penalties for any late payment.

t.              Repairs,  alterations, and general maintenance paid by proceeds of insurance and repairs necessitated by Landlord’s violations of law in effect as of the date of this Lease.

u.             Repairs, alterations, and general maintenance necessitated by the gross negligence or willful misconduct of Landlord or its agents, employees, or contractors.

v.             Taxes which are not properly allocable to the site on which the Building is located.

w.            Any expenses, costs or accruals related to portions of the Complex other than the Building, except to the extent such expenses costs or accruals are properly allocated to the Building.

x.             Charitable contributions of Landlord.

y.             Any other expense which under customary real estate industry accounting practices consistently applied would not be considered to be a normal Operating Cost.

z.             If the Expense Stop is calculated on a base year basis, Operating Costs for the base year only shall not include market-wide labor-rate increases due to extraordinary circumstances, including boycotts and strikes; utility rate increases due to extraordinary circumstances, including conservation surcharges, boycotts, embargos or other shortages; or amortized costs relating to capital improvements.

(2)           Commencing January 1, 2007, Tenant shall also pay Tenant’s Proportionate Share of any increase in Taxes for each year and partial year falling within the Term over the Taxes for the Base Tax Year.  Tenant shall pay Tenant’s Proportionate Share of Taxes in the same manner as provided above for Tenant’s Proportionate Share of Operating Costs. “Taxes” means taxes, assessments, and governmental charges or fees whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments (including non-governmental assessments for common charges under a restrictive covenant or other private agreement that are not treated as part of Operating Costs) now or hereafter attributable to the Project (or its operation), excluding, however, penalties and interest thereon and federal and state taxes on income (if the present method of taxation changes so that in lieu of or in addition to the whole or any part of any Taxes, there is levied on Landlord a capital tax directly on the rents received therefrom or a franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Project, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” for purposes hereof).  Taxes shall include the reasonable actual costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Project.  For property tax purposes, Tenant waives all rights to protest or appeal the appraised value of the Premises, as well as the Project, and all rights to receive notices of reappraisement.

(3)           By April 1 of each calendar year, or as soon thereafter as practicable, Landlord shall furnish to Tenant a statement of Operating Costs for the previous year, in each case adjusted as provided in Section 4(b)(4), and of the Taxes for the previous year (the “Operating Costs and Tax Statement”).  If Tenant’s estimated payments of Operating Costs or Taxes under this Section 4(b) for the year covered by the Operating Costs and Tax Statement exceed Tenant’s Proportionate Share of such items as indicated in the Operating Costs and Tax Statement, then Landlord shall promptly credit or reimburse Tenant for such excess; likewise, if Tenant’s estimated payments of Operating Costs or Taxes under this Section 4(b) for such year are less than Tenant’s Proportionate Share of such items as indicated in the Operating Costs and Tax Statement, then Tenant shall promptly pay Landlord such deficiency.  Notwithstanding the foregoing, in the event that Landlord fails to deliver to Tenant such Operating Costs and Tax Statement on or before December 31 of the following year with respect to Operating Costs and

Taxes actually billed to Landlord during the previous year, Landlord shall waive its right to collect any such deficiency in the payment of such Operating Costs and Taxes.

(4)           With respect to any calendar year or partial calendar year in which the Building is not occupied to the extent of 100% of the rentable area thereof, the Operating Costs for such period which vary with the occupancy of the Building shall, for the purposes hereof, be increased to the amount which would have been incurred had the Building been occupied to the extent of 100% of the rentable area thereof.

(5)           Provided no Event of Default then exists, after receiving an annual Operating Costs and Tax Statement and giving Landlord 30 days’ prior written notice thereof, Tenant may inspect Landlord’s records relating to Operating Costs and Taxes for the period of time covered by such Operating Costs and Tax Statement in accordance with the following provisions.  If Tenant fails to object to the calculation of Operating Costs and Taxes on an annual Operating Costs and Tax Statement within 90 days after the statement has been delivered to Tenant, or if Tenant fails to conclude its inspection within 180 days after the statement has been delivered to Tenant, then Tenant shall have waived its right to object to the calculation of Operating Costs and Taxes for the year in question and the calculation of Operating Costs and Taxes set forth on such statement shall be final.  Tenant’s inspection shall be conducted where Landlord maintains its books and records (which shall be in Southern California), shall not unreasonably interfere with the conduct of Landlord’s business, and shall be conducted only during business hours reasonably designated by Landlord.  Landlord will reasonably cooperate, consistent with customary real estate industry practices for institutional landlords, with Tenant’s conduct of such audit.  Tenant shall pay the cost of such inspection, unless the total Operating Costs and Taxes for the period in question is determined to be overstated by more than 4% in the aggregate, in which case Landlord shall pay the inspection cost (not to exceed the amount Tenant was overcharged for the period in question).  Tenant may not conduct an inspection more than once during any calendar year.  Unless Landlord disputes the results of such inspection, if such inspection reveals that an error was made in the Operating Costs or Taxes previously charged to Tenant, then Landlord shall refund to Tenant any overpayment of any such costs, or Tenant shall pay to Landlord any underpayment of any such costs, as the case may be, within 30 days after notification thereof.  If Landlord disputes the results of such inspection, such dispute shall be submitted to expedited, binding arbitration in accordance with the rules of the American Arbitration Association.  Tenant shall maintain the results of each such inspection confidential and shall not be permitted to use any third party to perform such inspections, other than an independent firm of certified public accountants (1) reasonably acceptable to Landlord, (2) which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such inspection (and Tenant shall deliver the fee agreement or other similar evidence of such fee arrangement to Landlord upon request), and (3) which agrees with Landlord in writing to maintain the results of such inspection confidential.  Nothing in this Section 4(b)(5) shall be construed to limit, suspend or abate Tenant’s obligation to pay Rent when due, including Additional Rent.

5.             Delinquent Payment; Handling Charges.  All past due payments required of Landlord or Tenant hereunder shall bear interest from the date due until paid at the lesser of ten percent per annum or the maximum lawful rate of interest (such lesser amount is referred to herein as the “Default Rate”); additionally, Landlord, in addition to all other rights and remedies available to it, may charge Tenant a fee equal to five percent of the delinquent payment to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency.  In no event, however, shall the charges permitted under this Section 5 or elsewhere in this Lease, to the extent they are considered to be interest under applicable Law, exceed the maximum lawful rate of interest.  Notwithstanding the foregoing, the late fee referenced above shall not be charged with respect to the first two occurrences (but not any subsequent occurrence) during any 12-month period that Tenant fails to make payment when due, until five days after Landlord delivers written notice of such delinquency to Tenant.

6.             Intentionally Omitted.

7.             Landlord’s Obligations.

(a)           Landlord’s Maintenance Obligations.  Subject to the provisions of Section 4(b), Landlord’s maintenance obligations are limited to the repair and replacement of the Building’s Structure, the Building’s Systems, including the three (3) one hundred twenty ton HVAC units on the roof of the Building, and maintenance and repair of the common areas of the Project (including parking areas and landscaping) and Landlord shall keep the Building’s Structure and common areas of the Project in good order and repair.  Landlord shall not be responsible for (1) any such work until Tenant notifies Landlord of the need therefor in writing or (2) alterations to the Building’s Structure required by applicable law as a result of the nature of Tenant’s use of the Premises (which alterations shall be Tenant’s responsibility).  Further, at such time as Landlord determines that replacement of the Building roof is required, Landlord shall replace the roof at Landlord’s sole cost.  Such roof replacement shall be coordinated with Tenant so as to minimize any disturbance of Tenant’s operations in the Building.  The Building’s Structure does not include skylights, windows, glass or plate glass, doors, special fronts, or office entries, all of which shall be maintained by Tenant.  Subject to the provisions of Section 4(b), Landlord’s liability for any defects, repairs, replacement or maintenance for which Landlord is specifically responsible for under this Lease shall be limited to the cost of performing the work.  Further, within twelve (12) months following the Commencement Date, Landlord shall, at its sole cost, slurry seal and restripe the parking area of the Project and install a handrail along the exterior ramp at the west side of the Building.  Additionally, Landlord shall repair the defective leveling material on the second floor of the Premises in accordance with Section 12 of Exhibit D attached hereto.  Notwithstanding anything to the contrary contained in this Lease, Landlord shall have no obligations with respect to the maintenance, repair or replacement of Tenant’s Off-Premises Equipment, the Generator Space or the six (6) twenty ton HVAC units on the roof of the Building, which shall be the sole responsibility of Tenant.

(b)           Landlord’s Right to Perform Tenant’s Obligations.  Landlord may perform Tenant’s maintenance, repair, and replacement obligations and any other items that are Tenant’s obligation pursuant to Section 8 if Tenant fails to do so after 30 days’ written notice to Tenant.  Tenant shall reimburse Landlord for the cost incurred in so doing within 30 days after being invoiced therefor.

(c)           Tenant’s Right to Perform Landlord’s Obligations.  Tenant may perform Landlord’s maintenance, repair, and replacement obligations and any other items that are Landlord’s obligation pursuant to this Section 7 if (1) Landlord fails to commence the performance of such obligations within thirty (30) days’ following written notice from Tenant to Landlord, which notice shall set forth in reasonable detail the obligations which Landlord has failed to perform, and (2) Tenant thereafter again notifies Landlord of Landlord’s failure to perform, which notice shall indicate that Tenant shall perform such obligations if Landlord fails to commence the performance of such obligations within 5 business days following Tenant’s second notice.  Any such work by Tenant shall be performed in accordance with the requirements of Section 8(c) of this Lease.  Landlord shall reimburse Tenant for the reasonable costs incurred in performing such work within thirty (30) days after receipt of a payment demand from Tenant, which demand shall include reasonably detailed documentation of such costs.  If Landlord does not pay such amount within thirty (30) days after such payment demand, the amount owed shall bear interest at the Default Rate and, alternatively, Tenant may deduct such amounts owed from the Basic Rent next due under this Lease until such amounts owed are paid in full; provided, however, that such deductions shall not at any time be more than twenty percent (20%) of the total monthly Basic Rent then due hereunder during any month; provided, further, that such offset right shall not be applicable and Tenant shall have no right to deduct any amount from Basic Rent unless the amount owed by Landlord to Tenant for any individual obligation of Landlord so performed by Tenant exceeds Fifty Thousand Dollars ($50,000.00).  Notwithstanding the foregoing, if Landlord disputes the amounts claimed due by Tenant, such dispute shall be submitted to expedited, binding arbitration in accordance with the rules of the American Arbitration Association, and the prevailing party shall be entitled to the benefit of Section 25(t) of this Lease.

8.             Improvements; Alterations; Repairs; Maintenance.

(a)           Improvements; Alterations.  Improvements to the Premises shall be installed at Tenant’s expense only in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord, which approval shall be governed by the provisions set forth in this Section 8(a).  No alterations or physical additions in or to the Premises may be made without Landlord’s prior written consent, which shall not be unreasonably withheld or delayed; however, Landlord may withhold its consent to any alteration or addition that would adversely affect (in the reasonable discretion of Landlord) the (1) Building’s Structure or the Building’s Systems (including the Building’s restrooms or mechanical rooms), or (2) exterior appearance of the Building.  Tenant shall not paint or install lighting or decorations, signs, window or door lettering, or advertising media of any type visible from the exterior of the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld and which installation shall be subject to Tenant obtaining approval of all applicable governmental authorities and compliance with any covenants, conditions and restrictions affecting the Project.  All alterations, additions, and improvements shall be constructed, maintained, and used by Tenant, at its risk and expense, in accordance with all Laws; Landlord’s consent to or approval of any alterations, additions or improvements (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable Laws, and Tenant shall be solely responsible for ensuring all such compliance.  Notwithstanding the foregoing, Landlord’s consent shall not be required for improvements if (i) such improvements do not adversely affect the Building’s Structure or the Building’s Systems, (ii) are not visible from the exterior of the Premises, (iii) the cost of such improvements does not exceed $50,000.00 in the aggregate; and (iv) Tenant provides Landlord at least 10 days’ prior written notice of its intent to make such improvements together with plans and specifications for the same.  All improvements shall comply with Laws and shall be made in good, workmanlike and lien-free manner.  If (a) Landlord shall fail to grant or withhold its consent to improvements requiring the consent of Landlord within 15 business days following Tenant’s written request for consent, (b) Tenant thereafter again requests in writing Landlord’s consent of the proposed improvements which request shall indicate that Landlord’s consent shall be deemed granted if Landlord fails to respond, and (c) Landlord fails to notify Tenant in writing of Landlord’s granting or withholding of consent to the proposed improvements within five (5) business days following Tenant’s second request, Landlord’s consent shall be deemed granted.  Landlord shall specify in reasonable detail the basis for the withholding of its consent to any proposed improvements.  With respect to any proposed improvements, Tenant may, concurrently with Tenant’s request for approval or Tenant’s notice to Landlord of Tenant’s intent to make such improvements, request that Landlord notify Tenant if such improvements are to be removed by Tenant at the expiration or earlier termination of this Lease.  Tenant’s notice to Landlord shall indicate that Landlord’s failure to notify Tenant within fifteen (15) business days following Tenant’s request as to whether such improvements are to be so removed shall be deemed Landlord’s agreement that such improvements need not be so removed, and if Landlord fails to so notify Tenant within said fifteen (15) business day period, Landlord shall be deemed to have agreed that such improvements need not be so removed.

(b)           Repairs; Maintenance.  Subject to Landlord’s obligations under Section 7(a) above, Tenant shall maintain the Premises in a clean, safe, and operable condition, and shall not permit or allow to remain any waste or damage to any portion of the Premises.  Additionally, Tenant, at its sole expense, shall repair, replace and maintain in good condition and in accordance with all Laws and the equipment manufacturer’s suggested service programs, all portions of the Premises, Tenant’s Off-Premises Equipment, the Generator Space and all areas, improvements and systems exclusively serving the Premises.  Tenant shall repair or replace, subject to Landlord’s direction and supervision, any damage to the Building caused by a Tenant Party.  If Tenant fails to make such repairs or replacements within 15 days after written notice from Landlord specifying such repair or replacement in reasonable detail, then Landlord may make the same at Tenant’s cost.  If any such damage occurs outside of the Premises, then Landlord may elect to repair such damage at Tenant’s expense, rather than having Tenant repair such damage.  The reasonable, actual cost of all maintenance, repair or replacement work performed by Landlord under this Section 8 shall be paid by Tenant to Landlord within 30 days after Landlord has invoiced Tenant therefor.  Except as otherwise expressly provided in this Lease, Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code or under any similar law, statute or ordinance now or hereafter in effect.

(c)           Performance of Work.  All work described in this Section 8 shall be performed only by Landlord or by contractors and subcontractors reasonably approved in writing by Landlord.  Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Landlord, Landlord’s property management company and Landlord’s asset management company as additional insureds against such risks, in such amounts, and with such companies as Landlord may reasonably require.  Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws with respect to such work.  All such work shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage the Building (including the Building’s Structure and the Building’s Systems).  All such work which may affect the Building’s Structure or the Building’s Systems must be approved by the Building’s engineer of record, at Tenant’s expense and, at Landlord’s election, must be performed by a licensed contractor mutually acceptable to Landlord and Tenant.  All work affecting the roof of the Building must be performed by a licensed roofing contractor mutually acceptable to Landlord and Tenant and no such work will be permitted if it would void or reduce the warranty on the roof.

(d)           Mechanic’s Liens.  All work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party shall be deemed authorized and ordered by Tenant only, and Tenant shall not permit any mechanic’s liens to be filed against the Premises or the Project in connection therewith.  Upon completion of any such work, Tenant shall deliver to Landlord final lien waivers from all contractors, subcontractors and materialmen who performed such work.  If such a lien is filed, then Tenant shall, within thirty days after Landlord has delivered notice of the filing thereof to Tenant (or such earlier time period as may be necessary to prevent the forfeiture of the Premises, the Project or any interest of Landlord therein or the imposition of a civil or criminal fine with respect thereto), either (1) pay the amount of the lien and cause the lien to be released of record, or (2) diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord.  If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten days after Landlord has invoiced Tenant therefor.  Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of “landlord-tenant” (thereby excluding a relationship of “owner-contractor,” “owner-agent” or other similar relationships).  Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracting with Tenant, any contractor or subcontractor of Tenant or any other Tenant Party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises, at any time from the date hereof until the end of the Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same.  Landlord may record, at its election, notices of non-responsibility pursuant to California Civil Code Section 3094 in connection with any work performed by Tenant.  Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the Premises, the Project or Landlord’s interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work.  Tenant shall defend, indemnify and hold harmless Landlord and its agents and representatives from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including attorneys’ fees) in any way arising from or relating to the failure by any Tenant Party to pay for any work performed or materials furnished.  This indemnity provision shall survive termination or expiration of this Lease.

(e)           Janitorial Services.  Tenant, at its sole expense, shall provide its own janitorial services to the Premises and shall maintain the Premises in a clean and safe condition.  Tenant shall store all trash and garbage within the area and in receptacles designated from time to time by Landlord and shall, at its sole expense, arrange for the regular pickup of such trash and garbage at times, and pursuant to reasonable regulations, established by Landlord from time to time.  If Tenant fails to provide janitorial services to the Premises or trash removal services in compliance with the foregoing, Landlord, in addition to any other rights and remedies available to it, may provide such services, and Tenant shall pay to Landlord the cost thereof within thirty days after Landlord delivers to Tenant an invoice therefor.

(f)            Utilities.  Tenant shall provide and pay for all water, gas, electricity, heat, telephone, sewer, and other utilities and services used at the Project, together with all taxes, penalties, surcharges, and maintenance charges pertaining thereto.  Landlord shall not be liable for any interruption or failure of utility service to the Premises, and in no event shall the unavailability of such services or any other services (or any diminution in the quality thereof) render Landlord liable to Tenant or any entity claiming through Tenant for any damages caused thereby, constitute a constructive eviction of Tenant, constitute a breach of any implied warranty by Landlord, or entitle Tenant to any abatement of Tenant’s obligations hereunder.  Tenant shall not install any electrical equipment requiring voltage in excess of Building capacity.  The use of electricity in the Premises shall not exceed the capacity of existing feeders and risers to or wiring in the Premises.  Any risers or wiring required to meet Tenant’s electrical requirements shall, upon Tenant’s written request, be installed by Landlord, at Tenant’s cost, if, in Landlord’s reasonable judgment, the same shall not cause permanent damage to the Building, cause or create a dangerous or hazardous condition, or entail excessive or unreasonable alterations, repairs, or expenses.  Tenant shall not use machines or equipment in the Premises which overload any utility.

(g)           Security Services.  Tenant acknowledges that the Rent payable to Landlord hereunder does not include the cost of guard service or other security measures, and that Landlord shall have no obligation whatsoever to provide any such service or measures.  Tenant assumes all responsibility for the protection of Tenant, its agents and invitees.

9.             Use.  Tenant shall occupy and use the Premises only for the Permitted Use and shall comply with all Laws relating to the use, condition, access to, and occupancy of the Premises and will not commit waste, overload the Building’s Structure or the Building’s Systems or subject the Premises to use that would damage the Premises.  The Premises shall not be used for any use which is disreputable, creates extraordinary fire hazards, or results in an increased rate of insurance on the Building or its contents, or for the storage of any Hazardous Materials except in a manner and quantity necessary for the ordinary performance of Tenant’s business and then only in compliance with all Laws.  In no event shall the Generator Space be used for human occupancy other than entry for service or maintenance thereof.  If, because of a Tenant Party’s acts or because Tenant vacates the Premises, the rate of insurance on the Building or its contents increases, then Tenant shall pay to Landlord the amount of such increase on demand, and acceptance of such payment shall not waive any of Landlord’s other rights.  If Tenant vacates the Premises, Tenant shall, at its sole cost and expense, provide reasonable security for the Project and shall be responsible for any additional costs incurred by Landlord in connection with such vacation by Tenant.  Tenant shall conduct its business and control each other Tenant Party so as not to create any nuisance.  Except as the result of an emergency, a requirement by Law, or a specific provision set forth in this Lease, Tenant and Tenant Parties shall have access to the Building twenty-four (24) hours per day, seven (7) days per week during the Term.

10.          Assignment and Subletting.

(a)           Transfers.  Except as provided in Section 10(h), Tenant shall not, without the prior written consent of Landlord, (1) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (2) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (3) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant, (4) sublet any portion of the Premises, (5) grant any license, concession, or other right of occupancy of any portion of the Premises, or (6) permit the use of the Premises by any parties other than Tenant (any of the events listed in Section 10(a)(l) through 10(a)(6) being a “Transfer”).

(b)           Consent Standards.  Landlord shall not unreasonably withhold, condition or delay its consent to any assignment or subletting of the Premises, provided that the proposed transferee (1) is creditworthy, (2) has a good reputation in the business community, (3) will use the Premises for general office use or the Permitted Use and will not use the Premises in any manner that would conflict with any exclusive use agreement or other similar agreement entered into by Landlord with any other tenant of the Complex, (4) will not use the Premises or Project in a manner that would materially increase the pedestrian or vehicular traffic to the Premises or Project, (5) is not a governmental entity, or subdivision or agency thereof, (6) is not another occupant of the Complex unless Landlord is unable to meet the space requirements of such occupant in the Complex, and (7) is not a person or entity with whom Landlord is then, or has been within the six-month period prior to the time Tenant seeks to enter into such assignment or subletting, negotiating to lease space in the Complex or any Affiliate of any such person or entity unless Landlord is unable to meet the space requirements of such person or entity in the Complex; otherwise, Landlord may withhold its consent in its sole discretion.  Additionally, Landlord may withhold its consent in its sole discretion to any proposed Transfer if any Event of Default by Tenant then exists.

(c)           Request for Consent.  If Tenant requests Landlord’s consent to a Transfer, then, at least 15 business days prior to the effective date of the proposed Transfer, Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character.  Concurrently with Tenant’s notice of any request for consent to a Transfer, Tenant shall pay to Landlord a fee of $500 to defray Landlord’s expenses in reviewing such request, and Tenant shall also reimburse Landlord immediately upon request for its reasonable attorneys’ fees incurred in connection with considering any request for consent to a Transfer, provided however, if no extensive negotiation is required in connection with such proposed Transfer, the maximum amount that Tenant shall be required to reimburse Landlord shall not exceed $2,000.

(d)          Conditions to Consent.  If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes Tenant’s obligations hereunder; however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer for the period of the Transfer.  No Transfer shall release Tenant from its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor.  Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers.  If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent.  Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so following the occurrence of an Event of Default hereunder.  Tenant shall be responsible for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment.

(e)           Attornment by Subtenants.  Each sublease by Tenant hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (1) liable for any previous act or omission of Tenant under such sublease, (2) subject to any counterclaim, offset or defense that such subtenant might have against Tenant, (3) bound by any previous modification of such sublease not approved by Landlord in writing or by any rent or additional rent or advance rent which such subtenant might have paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment, (4) bound by any security or advance rental deposit made by such subtenant which is not delivered or paid over to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement, or (5) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment.  Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section 10(e).  The provisions of this Section 10(e) shall be self-operative, and no further instrument shall be required to give effect to this provision.

(f)           Cancellation.  Landlord may, within thirty (30) days after submission of Tenant’s written request for Landlord’s consent to an assignment or subletting of all or substantially all of the Premises, cancel this Lease as of the date the proposed Transfer is to be effective.  If Landlord cancels this Lease, then this Lease shall cease and Tenant shall pay to Landlord all Rent accrued through the cancellation date.  Thereafter, Landlord may lease the Premises to the prospective transferee (or to any other person) without liability to Tenant.  Notwithstanding the foregoing, if Landlord provides written notice to Tenant of Landlord’s election to cancel this Lease as provided above, Tenant may rescind such proposed assignment or subletting by notifying Landlord in writing within three business days following Landlord’s written cancellation notice.

(g)          Additional Compensation.  Tenant shall pay to Landlord, immediately upon receipt thereof, fifty percent of the excess of (1) all compensation received by Tenant for a Transfer less the actual out-of- pocket costs reasonably incurred by Tenant with unaffiliated third parties (i.e., brokerage commissions, attorneys’ fees, marketing expenses and tenant finish work) in connection with such Transfer (such costs shall be amortized on a straight-line basis over the term of the Transfer in question) over (2) the Rent allocable to the portion of the Premises covered thereby.

(h)          Permitted Transfers.  Notwithstanding Section 10(a), Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord:

(1)           an Affiliate of Tenant;

(2)           any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (A) Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (B) the Tangible Net Worth of the surviving or created entity is not less than the Tangible Net Worth of Tenant as of the date hereof, or Tenant has delivered to Landlord, as collateral for the full and faithful performance by Tenant of all of its obligations under this Lease, an irrevocable and unconditional letter of credit in form and from a bank reasonably acceptable to Landlord in an amount equal to the lesser of (i) the sum of (x) the unamortized portion (as of the date of such Transfer) of the “Construction Allowance” (as defined in Exhibit D) and leasing commissions paid to Landlord’s broker and Tenant’s broker, amortized on a straight-line basis over the Lease Term, plus (y) twelve (12) months of Basic Rent at the rate as of the date of such Transfer, or (ii) an amount equal to twenty-five percent (25%) of the total Basic Rent payable under this Lease from the date of such Transfer through the expiration of the Term, together with an agreement regarding such letter of credit on terms and conditions acceptable to Landlord, including that such letter of credit shall be maintained in effect at the required amount through the date which is thirty (30) days following the expiration of the Term of this Lease (collectively, the “Letter of Credit”), which Letter of Credit shall be delivered to Landlord within sixty (60) days following the date of such Transfer; or

(3)           any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets if such entity’s Tangible Net Worth after such acquisition is not less than the Tangible Net Worth of Tenant as of the date hereof or within sixty (60) days following the date of such Transfer, Tenant has delivered the Letter of Credit.

Tenant shall promptly notify Landlord of any such Permitted Transfer.  Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder.  Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Use, and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises, the Project or the Complex, or Landlord.  No later than 30 days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (A) copies of the instrument effecting any of the foregoing Transfers, (B) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Transfer, and (C) evidence of insurance as required under this Lease with respect to the Permitted Transferee.  The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers. “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises.  Any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Section 10.

11.          Insurance; Waivers; Subrogation; Indemnity.

(a)           Tenant’s Insurance.  Effective as of the Commencement Date,  and continuing throughout the Term, Tenant shall maintain the following insurance policies: (A) commercial general liability insurance in amounts of $5,000,000 per occurrence or, following the expiration of the initial Term, such other amounts as Landlord may from time to time reasonably require (and, if the use and occupancy of the Premises include any activity or matter that is or may be excluded from coverage under a commercial general liability policy [e.g., the sale, service or consumption of alcoholic beverages], Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter [including liquor liability, if applicable] in such amounts as Landlord may reasonably require), insuring Tenant, Landlord, Landlord’s property management company, Landlord’s asset management company and, if requested in writing by Landlord, Landlord’s Mortgagee, against all liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises and (without implying any consent by Landlord to the installation thereof) the installation, operation, maintenance, repair or removal of Tenant’s Off-Premises Equipment (it being further acknowledged that Tenant’s obligation to carry such liability insurance may be satisfied by coverage under an excess liability policy or policies provided that the coverage afforded Landlord will not be reduced or diminished and the requirements set forth in this Lease are otherwise satisfied by such excess liability policy or policies), (B) insurance covering the replacement cost of the Generator Space and all alterations and improvements and betterments in the Premises, naming Landlord and Landlord’s Mortgagee as additional loss payees as their interests may appear, (C) insurance covering the replacement cost of all furniture, trade fixtures and personal property (including property of Tenant or others) in the Premises or otherwise placed in the Project by or on behalf of a Tenant Party (including Tenant’s Off-Premises Equipment), (D) contractual liability insurance sufficient to cover Tenant’s indemnity obligations hereunder (but only if such contractual liability insurance is not already included in Tenant’s commercial general liability insurance policy), (E) worker’s compensation insurance, and (F) business interruption insurance in an amount reasonably acceptable to Landlord.  Tenant’s insurance shall provide primary coverage to Landlord when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord’s policy will be excess over Tenant’s policy.  Prior to execution of this Lease, Tenant shall furnish to Landlord certificates of such insurance and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder, and at least 15 days prior to each renewal of said insurance, and Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least 30 days before cancellation or a material change of any such insurance policies.  All such insurance policies shall be in form, and issued by companies with an A.M.  Best rating of A-:VII or better, reasonably satisfactory to Landlord.  If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord the certificates or evidence of coverage required herein, Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord on demand the premium costs thereof.

(b)          Landlord’s Insurance.  Throughout the Term of this Lease, Landlord shall maintain, as a minimum, the following insurance policies: (1) property insurance for the Building’s replacement value (excluding property required to be insured by Tenant), less a commercially-reasonable deductible if Landlord so chooses, and (2) commercial general liability insurance in an amount of not less than $3,000,000.  Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary.  The cost of all insurance carried by Landlord with respect to the Project shall be included in Operating Costs.  The foregoing insurance policies and any other insurance carried by Landlord shall be for the sole benefit of Landlord and under Landlord’s sole control, and Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder.

(c)           No Subrogation; Waiver of Property Claims.  Landlord and Tenant each waives any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any insurance policy of the types described in this Section 11 that covers the Project, the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business, or is required to be insured against under the terms hereof, regardless of whether the negligence of the other party caused such Loss (defined below).  Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party.  Notwithstanding any provision in this Lease to the contrary, Landlord, its agents, employees and contractors shall not be liable to Tenant or to any party claiming by, through or under Tenant for (and Tenant hereby releases Landlord and its servants, agents, contractors, employees and invitees from any claim or responsibility for) any damage to or destruction, loss, or loss of use, or theft of any property of any Tenant Party located in or about the Project, caused by casualty, theft, fire, third parties or any other matter or cause, regardless of whether the negligence of any party caused such loss in whole or in part.  Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, any property of any Tenant Party located in or about the Project.

(d)          Indemnity.  Subject to Section 11(c), Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys’ fees) arising from any injury to or death of any person or the damage to or theft, destruction, loss, or loss of use of, any property or inconvenience (a “Loss”) (1) occurring in or on the Project (other than within the Premises) to the extent caused by the negligence or willful misconduct of any Tenant Parties, (2) occurring in the Premises, or (3) arising out of the installation, operation, maintenance, repair or removal of any property of any Tenant Party located in or about the Project, including the Generator Space and Tenant’s Off-Premises Equipment.  Subject to Section 11(c), Landlord shall defend, indemnify, and hold harmless Tenant and its agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys’ fees) for any Loss arising from any occurrence in or on the Project’s common areas to the extent caused by the negligence or willful misconduct of

Landlord or its agents.  The indemnities set forth in this Lease shall survive termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease.  If any proceeding is filed for which indemnity is required hereunder, the indemnifying party agrees, upon request therefor, to defend the indemnified party in such proceeding at its sole cost utilizing counsel satisfactory to the indemnified party.

12.          Subordination; Attornment; Notice to Landlord’s Mortgagee.

(a)           Subordination.  This Lease shall be subordinate to any deed of trust, mortgage, or other security instrument (each, a “Mortgage”), or any ground lease, master lease, or primary lease (each, a “Primary Lease”), that now or hereafter covers all or any part of the Premises (the mortgagee under any such Mortgage, beneficiary under any such deed of trust, or the lessor under any such Primary Lease is referred to herein as a “Landlord’s Mortgagee”), provided, however, the subordination of Tenant’s rights hereunder to any future Landlord’s Mortgagee shall be conditioned on Tenant receiving a subordination, non-disturbance and attornment agreement in a commercially reasonable form from such Landlord’s Mortgagee.  Any Landlord’s Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its Mortgage, Primary Lease, or other interest in the Premises by so notifying Tenant in writing.  Tenant shall execute and return to Landlord (or such other party designated by Landlord) within ten days after written request therefor such documentation, in recordable form if required, as a Landlord’s Mortgagee may reasonably request to evidence the subordination of this Lease to such Landlord’s Mortgagee’s Mortgage or Primary Lease (including a subordination, non-disturbance and attornment agreement) or, if the Landlord’s Mortgagee so elects, the subordination of such Landlord’s Mortgagee’s Mortgage or Primary Lease to this Lease.  Landlord shall use commercially reasonable efforts to deliver to Tenant a subordination, non-disturbance and attornment agreement from any existing Landlord’s Mortgagee on such Landlord’s Mortgagee’s standard form.

(b)           Attornment.  Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request.

(c)           Notice to Landlord’s Mortgagee.  Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant, and affording such Landlord’s Mortgagee a reasonable opportunity to perform Landlord’s obligations hereunder, provided that Tenant may take such actions as are reasonably necessary to keep its data center functioning.

(d)           Landlord’s Mortgagee’s Protection Provisions.  If Landlord’s Mortgagee shall succeed to the interest of Landlord under this Lease, Landlord’s Mortgagee shall not be: (1) liable for any act or omission of any prior lessor (including Landlord); (2) bound by any rent or additional rent or advance rent which Tenant might have paid for more than the current month to any prior lessor (including Landlord), and all such rent shall remain due and owing, notwithstanding such advance payment; (3) bound by any security or advance rental deposit made by Tenant which is not delivered or paid over to Landlord’s Mortgagee; (4) bound by any termination, amendment or modification of this Lease made without Landlord’s Mortgagee’s consent and written approval, except for those terminations, amendments and modifications permitted to be made by Landlord without Landlord’s Mortgagee’s consent pursuant to the terms of the loan documents between Landlord and Landlord’s Mortgagee; (5) subject to the defenses which Tenant might have against any prior lessor (including Landlord); and (6) subject to the offsets which Tenant might have against any prior lessor (including Landlord) except for those offset rights which (A) are expressly provided in this Lease, and (B) Tenant has provided written notice to Landlord’s Mortgagee and provided Landlord’s Mortgagee a reasonable opportunity to cure the event giving rise to such offset event, provided however, the foregoing provisions shall not be applicable to any existing Landlord’s Mortgagee except to the extent such Landlord’s Mortgagee so elects.  Landlord’s Mortgagee shall have no liability or responsibility under or pursuant to the terms of this Lease or otherwise for any matters first arising after it ceases to own an interest in the Project.  Nothing in this Lease shall be construed to require Landlord’s Mortgagee to see to the application of the proceeds of any loan, and Tenant’s agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan.

13.          Rules and Regulations.  Tenant shall comply with the rules and regulations of the Project which are attached hereto as Exhibit C.  Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Project and related facilities, provided that such changes will not materially interfere with Tenant’s use of the Premises, do not conflict with the terms and provisions of this Lease, are communicated to Tenant at a reasonable time prior to their becoming effective, and are enforced by Landlord in a non-discriminatory manner.  Tenant shall be responsible for the compliance with such rules and regulations by each Tenant Party.

14.          Condemnation.

(a)           Total Taking.  If the entire Premises are taken by right of eminent domain or conveyed in lieu thereof (a “Taking”), this Lease shall terminate as of the date of the Taking.

(b)           Partial Taking - Tenant’s Rights.  If any part of the Building becomes subject to a Taking and such Taking will prevent Tenant from conducting on a permanent basis its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within 30 days after the Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking.  If Tenant does not terminate this Lease, then Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking.

(c)           Partial Taking - Landlord’s Rights.  If any material portion, but less than all, of the Building becomes subject to a Taking, or if Landlord is required to pay any of the proceeds arising from a material Taking to a Landlord’s Mortgagee, then Landlord may terminate this Lease by delivering written notice thereof to Tenant within 30 days after such Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking.  If Landlord does not so terminate this Lease, then this Lease will continue, and Landlord shall promptly and diligently proceed to restore the remaining portions of the Premises, together with the remaining portions of the common areas, to substantially the same condition as prior to the Taking, all to the extent of proceeds received, but if any portion of the Premises has been taken, Rent shall abate as provided in the last sentence of Section 14(b).  Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedures.

(d)           Temporary Taking.  If all or any portion of the Premises becomes subject to a Taking for a limited period of time, this Lease shall remain in full force and effect and Tenant shall continue to perform all of the terms, conditions and covenants of this Lease, including the payment of Basic Rent and all other amounts required hereunder.  If any such temporary Taking terminates prior to the expiration of the Term, Tenant shall restore the Premises as nearly as possible to the condition prior to such temporary Taking, at Tenant’s sole cost and expense.  Landlord shall be entitled to receive the entire award for any such temporary Taking, except that Tenant shall be entitled to receive the portion of such award which (1) compensates Tenant for its loss of use of the Premises within the Term and (2) reimburses Tenant for the reasonable out-of-pocket costs actually incurred by Tenant to restore the Premises as required by this Section.

(e)           Award.  If any Taking occurs, then Landlord shall receive the entire award or other compensation for the Land, the Building, and other improvements taken; however, Tenant may separately pursue a claim (to the extent it will not reduce Landlord’s award) against the condemnor for the value of Tenant’s personal property which Tenant is entitled to remove under this Lease, moving costs and loss of business.

15.          Fire or Other Casualty.

(a)           Repair Estimate.  If the Premises are damaged by fire or other casualty (a “Casualty”).  Landlord shall, within 60 days after such Casualty, deliver to Tenant a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Casualty.

(b)           Tenant’s Rights.  If a material portion of the Premises is damaged by Casualty such that Tenant, in its reasonable judgment, is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby cannot be repaired within 180 days after the commencement of repairs (the “Repair Period”), then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.

(c)           Landlord’s Rights.  If a Casualty damages the Premises and (1) Landlord estimates that the damage to the Premises cannot be repaired within the Repair Period, (2) the damage to the Premises exceeds 50% of the replacement cost thereof (excluding foundations and footings), as estimated by Landlord, and such damage occurs during the last two years of the Term, (3) regardless of the extent of damage to the Premises, the damage is not fully covered by Landlord’s insurance policies required hereunder, or (4) Landlord is required to pay any insurance proceeds arising out of the Casualty to a Landlord’s Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.

(d)           Repair Obligation.  If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, begin to repair the Premises and shall proceed with reasonable diligence to restore the Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace the Generator Space, Tenant’s Off-Premises Equipment or any alterations or betterments within the Premises (which shall be promptly and with due diligence repaired and restored by Tenant at Tenant’s sole cost and expense) or any furniture, equipment, trade fixtures or personal property of Tenant or others in the Premises, and Landlord’s obligation to repair or restore the Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question.  If this Lease is terminated under the provisions of this Section 15, Landlord shall be entitled to the full proceeds of the insurance policies providing coverage for the Generator Space and all alterations, improvements and betterments in the Premises (and, if Tenant has failed to maintain insurance on such items as required by this Lease, Tenant shall pay Landlord an amount equal to the proceeds Landlord would have received had Tenant maintained insurance on such items as required by this Lease), but Landlord shall not be entitled to receive any insurance proceeds related to Tenant’s furniture, trade fixtures, equipment or personal property or Tenant’s Off-Premises Equipment.

(e)           Waiver of Statutory Provisions.  The provisions of this Lease, including this Section 15, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises.

(f)            Abatement of Rent.  If the Premises are damaged by Casualty, Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the completion of Landlord’s repairs (or until the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be), unless a Tenant Party caused such damage, in which case, Tenant shall continue to pay Rent without abatement to the extent Landlord does not have rent loss insurance coverage.

16.          Personal Property Taxes.  Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises or in or on the Project.  If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, within 30 days following written request therefor, the part of such taxes for which Tenant is primarily liable hereunder; however, Landlord shall not pay such amount if Tenant notifies Landlord that it will contest the validity or amount of such taxes before Landlord makes such payment, and thereafter diligently proceeds with such contest in accordance with Law and if the non-payment thereof does not pose a threat of loss or seizure of the Project or interest of Landlord therein or impose any fee or penalty against Landlord.

17.          Events of Default.  Each of the following occurrences shall be an “Event of Default”:

(a)           Payment Default.  Tenant’s failure to pay Rent within five days after Landlord has delivered written notice to Tenant that the same is due (any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law); however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if Tenant fails to pay Rent when due and, during the 12-month interval preceding such failure, Landlord has given Tenant written notice of failure to pay Rent on two or more occasions;

(b)           Estoppel.  Tenant fails to provide any estoppel certificate after Landlord’s written request therefor pursuant to Section 25(e) and such failure shall continue for five days after Landlord’s second written notice thereof to Tenant;

(c)           Insurance.  Tenant fails to procure, maintain and deliver to Landlord evidence of the insurance policies and coverages as required under Section 11(a);

(d)           Mechanic’s Liens.  Tenant fails to pay and release of record, or diligently contest and bond around, any mechanic’s lien filed against the Premises or the Project for any work performed, materials furnished, or obligation incurred by or at the request of Tenant, within the time and in the manner required by Section 8(d);

(e)           Other Defaults.  Tenant’s failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease and the continuance of such failure for a period of more than 30 days after Landlord has delivered to Tenant written notice thereof, provided however, if such default is susceptible of cure but such cure cannot be accomplished with reasonable diligence within said 30 day period and if Tenant commences to cure such default promptly after receipt of notice thereof from Landlord and thereafter diligently prosecutes the curing of such default, such 30 day period shall be extended for such reasonable period as may be necessary to cure such default (any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law); and

(f)            Insolvency.  The filing of a petition by or against Tenant (the term “Tenant” shall include, for the purpose of this Section 17(f), any guarantor of Tenant’s obligations hereunder) (1) in any bankruptcy or other insolvency proceeding; (2) seeking any relief under any state or federal debtor relief law; (3) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; (4) for the reorganization or modification of Tenant’s capital structure; or (5) in any assignment for the benefit of creditors proceeding; however, if such a petition is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within 90 days after the filing thereof.

18.          Remedies.  Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any one or more of the following actions, each and all of which shall be cumulative and non-exclusive, without notice or demand whatsoever:

(a)           Termination of Lease.  Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in Rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(1)           The worth at the time of award of any unpaid Rent which has been earned at the time of such termination; plus

(2)           The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(3)           The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(4)           Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(5)           At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Law.

The term “Rent” as used in this Section 18(a) shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others.  As used in Section 18(a)(1) and 18(a)(2) above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate set forth in Section 5 of this Lease, but in no case greater than the maximum amount of such interest permitted by Law.  As used in Section 18(a)(3) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(b)           Enforcement of Lease.  Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).  Accordingly, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

(c)           Sublessees of Tenant.  Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Section 18, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements.  In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

(d)           Efforts to Relet.  For the purposes of this Section 18, Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord’s interests hereunder.  The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant’s right to possession.

(e)           Suspension of Services.  Suspend any services required to be provided by Landlord hereunder without being liable for any claim for damages therefor.

19.          Payment by Tenant; Non-Waiver; Cumulative Remedies.

(a)           Payment by Tenant.  Upon any Event of Default, Tenant shall pay to Landlord all reasonable actual costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (1) obtaining possession of the Premises, (2) removing and storing Tenant’s or any other occupant’s property, (3) repairing, restoring, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant, reasonable wear and tear and casualty excepted (4) performing Tenant’s obligations which Tenant failed to perform, and (5) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the default.  To the full extent permitted by law, Landlord and Tenant agree the federal and state courts of the state in which the

Premises are located shall have exclusive jurisdiction over any matter relating to or arising from this Lease and the parties’ rights and obligations under this Lease.

(b)           No Waiver.  Landlord’s acceptance of Rent following an Event of Default shall not waive Landlord’s rights regarding such Event of Default.  No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord’s rights regarding any future violation of such term.  Landlord’s acceptance of any partial payment of Rent shall not waive Landlord’s rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord’s acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

(c)           Cumulative Remedies.  Any and all remedies set forth in this Lease: (1) shall be in addition to any and all other remedies Landlord may have at law or in equity, (2) shall be cumulative, and (3) may be pursued successively or concurrently as Landlord may elect.  The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.  Additionally, subject to the express terms of this Lease, Tenant shall defend, indemnify and hold harmless Landlord, Landlord’s Mortgagee and their respective representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees) arising from Tenant’s failure to perform its obligations under this Lease.

20.          Tenant Acknowledgements.  Due to the existence of a landfill in the area of the Project, Tenant acknowledges that a methane venting system has been installed at the Project and/or on adjacent properties.  In addition, Southern California Edison (SCE) power lines are in the general geographic area of the Project and Tenant acknowledges that there may be interference with Tenant’s equipment or other impacts caused by electric and magnetic fields which may be induced by the SCE power lines.  Information with respect to the possible effects of power lines on equipment and human health is available from SCE.  Tenant’s acceptance of the Premises in its “AS-IS” condition shall include all matters relating to the methane venting system and the SCE power lines.

21.          Surrender of Premises.  No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord.  At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Premises with all improvements located therein in good repair and condition, free of Hazardous Materials placed on the Premises by Tenant or Tenant Parties, broom-clean, reasonable wear and tear (and condemnation and Casualty damage not caused by Tenant, as to which Sections 14 and 15 shall control) excepted, and shall deliver to Landlord all keys to the Premises.  Provided that Tenant has performed all of its obligations hereunder, Tenant may remove all trade fixtures, furniture, and personal property placed in the Premises or elsewhere in the Building by Tenant which are not permanently affixed (but Tenant may not remove any wiring or cabling or the Off-Premises Equipment unless and to the extent Landlord requires such removal).  Additionally, at Landlord’s option, Tenant shall remove such alterations, additions, improvements, trade fixtures, personal property, equipment, wiring, conduits, cabling, and furniture (including Tenant’s Off-Premises Equipment) as Landlord may request; however, Tenant shall not be required to remove any addition or improvement to the Premises in place as of the date of this Lease (other than wiring or cabling which Landlord may require to be removed), and Tenant shall not be required to remove any future improvement to the Premises if Landlord has specifically agreed in writing that the improvement or addition in question need not be removed.  In addition, Tenant shall have no obligation to remove the Generator Space, which shall be delivered to Landlord in the condition required by this Lease for the surrender of the Premises, but notwithstanding anything to the contrary contained herein, Tenant may be required to remove other equipment and/or property located in or serving the Generator Space, including without limitation, batteries and transformers.  Tenant shall repair all damage caused by such removal.  All items not so removed shall, at Landlord’s option, be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items.  The provisions of this Section 21 shall survive the end of the Term.

22.          Holding Over.  If Tenant fails to vacate the Premises at the end of the Term in the condition required by this Lease, then Tenant shall be a tenant at sufferance and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, (a) Tenant shall pay, in addition to the other Rent, Basic Rent equal to 150% of the Rent payable during the last month of the Term, provided however, if Tenant gives

Landlord at least 120 days notice prior to the expiration of the Term of its intent to hold over, Tenant shall pay for the first 60 days of such holding over, in addition to the other Rent and without limiting Landlord’s rights and remedies in the event of such holding over, Basic Rent equal to 125% of the Basic Rent payable during the last month of the Term, and (b) Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease.  The provisions of this Section 22 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.  If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

23.          Certain Rights Reserved by Landlord.  Provided that the exercise of such rights does not unreasonably interfere with Tenant’s occupancy of the Premises, Landlord shall have the following rights during Tenant’s normal business hours:

(a)           Building Operations.  To make inspections and, if required by this Lease, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Project, or any part thereof; to enter upon the Premises (after giving Tenant at least 24 hours’ notice thereof, which may be oral notice, except in cases of real or apparent emergency, in which case no notice shall be required) and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; and to interrupt or temporarily suspend Building services and facilities;

(b)           Prospective Purchasers and Lenders.  To enter the Premises upon at least 24 hours’ notice to show the Premises to prospective purchasers or lenders; and

(c)           Prospective Tenants.  At any time during the last 12 months of the Term (or earlier if Tenant has notified Landlord in writing that it does not desire to renew the Term) or at any time following the occurrence of an Event of Default, and upon at least 24 hours’ notice to enter the Premises to show the Premises to prospective tenants.

Landlord agrees to use reasonable, good faith efforts to minimize any interference with or disruption of Tenant’s business in, and/or quiet enjoyment of, the Premises at such times as Landlord, its agents, employees or contractors are within the Premises for any such purposes.

24.          Landlord Default.  If Landlord defaults in the performance of any of its obligations under this Lease, Tenant will notify Landlord of the default and Landlord will have 30 days after receiving such notice to cure the default.  If Landlord is not reasonably able to cure the default within such 30 day period, Landlord will have an additional reasonable period of time to cure the default as long as Landlord commences the cure within the 30 day period and thereafter diligently pursues the cure.  Except as otherwise provided in this Lease, upon any such default by Landlord (after the expiration of any applicable cure period), Tenant shall have all remedies provided at law.

25.          Miscellaneous.

(a)           Landlord Transfer.  Landlord may transfer any portion of the Project and any of its rights under this Lease.  If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder arising after the date of transfer, provided that the assignee assumes in writing Landlord’s obligations hereunder arising from and after the transfer date.

(b)           Landlord’s Liability.  The liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of this Lease or any matter relating to or arising out of the occupancy or use of the Premises shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Project, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency.  For purposes of this Lease, Landlord’s interest in the Project shall be deemed to include any insurance, condemnation or sales proceeds from the Project.

(c)           Force Majeure.  Other than for Landlord’s or Tenant’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, terrorist acts or activities, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.

(d)           Brokerage.  Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than CB Richard Ellis, Inc., who represents Landlord, and Cushman & Wakefield of California, Inc., who represents Tenant, whose commission shall be paid by Landlord pursuant to a separate written agreement.  Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

(e)           Estoppel Certificates.  From time to time in connection with any sale, financing or refinancing of the Project, Tenant shall furnish to any party designated by Landlord, within ten days after Landlord has made a request therefor, a certificate signed by Tenant confirming and containing such factual certifications and representations as to this Lease as Landlord may reasonably request.  Unless otherwise required by Landlord’s Mortgagee or a prospective purchaser or mortgagee of the Project, the initial form of estoppel certificate to be signed by Tenant is attached hereto as Exhibit E.

(f)            Notices.  All notices and other communications given pursuant to this Lease shall be in writing and shall be (1) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease Information, (2) hand delivered to the intended addressee, (3) sent by a nationally recognized overnight courier service, or (4) sent by facsimile transmission during normal business hours followed by a confirmatory letter sent in another manner permitted hereunder.  All notices shall be effective upon delivery to the address of the addressee (even if such addressee refuses delivery thereof).  The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

(g)           Separability.  If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

(h)           Amendments; Binding Effect; No Electronic Records.  This Lease may not be amended except by instrument in writing signed by Landlord and Tenant.  No provision of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver is in writing signed by such party, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord or Tenant to insist upon the performance by the other party in strict accordance with the terms hereof.  Landlord and Tenant hereby agree not to conduct the transactions or communications contemplated by this Lease by electronic means, except by facsimile transmission as specifically set forth in Section 25(f); nor shall the use of the phrase “in writing” or the word “written” be construed to include electronic communications except by facsimile transmissions as specifically set forth in Section 25(f).  The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided.  This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord’s Mortgagee, no third party shall be deemed a third party beneficiary hereof.

(i)            Quiet Enjoyment.  Provided is not in default under this Lease after the expiration of any applicable cure period, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease.

(j)            No Merger.  There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

(k)           No Offer.  The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

(l)            Entire Agreement.  This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto.  Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith.  The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto.

(m)          Waiver of Jury Trial.  TO THE MAXIMUM EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

(n)           Governing Law.  This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises are located.

(o)           Recording.  Tenant shall not record this Lease or any memorandum of this Lease without the prior written consent of Landlord, which consent may be withheld or denied in the sole and absolute discretion of Landlord, and any recordation by Tenant shall be a material breach of this Lease.  Tenant grants to Landlord a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior written consent of Landlord.

(p)           Water or Mold Notification.  To the extent Tenant or its agents or employees discover any water leakage, water damage or mold in or about the Premises or Project, Tenant shall promptly notify Landlord thereof in writing.

(q)           Joint and Several Liability.  If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant’s obligations under this Lease.  All unperformed obligations of Tenant hereunder not fully performed at the end of the Term shall survive the end of the Term, including payment obligations with respect to Rent and all obligations concerning the condition and repair of the Premises.

(r)            Financial Reports.  Within 15 days after Landlord’s request, Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements.  If Tenant is a publicly traded corporation, Tenant may satisfy its obligations hereunder by making Tenant’s most recent annual and quarterly reports publicly available.  Landlord will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except (1) to Landlord’s Mortgagee or prospective mortgagees or purchasers of the Building, (2) in litigation between Landlord and Tenant, and/or (3) if required by court order.  Tenant shall not be required to deliver the financial statements required under this Section 25(r) more than once in any 12-month period unless requested by Landlord’s Mortgagee or a prospective buyer or lender of the Building or an Event of Default occurs.

(s)           Landlord’s Fees.  Whenever Tenant requests Landlord to take any action not required of it hereunder or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord’s reasonable actual out-of-pocket costs payable to third parties and incurred by Landlord in reviewing the proposed action or consent, including reasonable attorneys’, engineers’ or architects’ fees, within 30 days after Landlord’s delivery to Tenant of a statement of such costs.  Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.

(t)            Attorneys’ Fees.  In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein, shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

(u)           Telecommunications.  Tenant acknowledges that Landlord shall not be required to provide or arrange for any telecommunications systems, including voice, video, data, Internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems (“Telecommunications Services”) and that Landlord shall have no liability to any Tenant Party in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto.  Tenant, at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services.

(v)           Confidentiality.  Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for Landlord’s benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord’s prior written consent; however, Tenant may disclose the terms and conditions of this Lease if required by Law or court order, and to its attorneys, accountants, employees and existing or prospective financial partners provided same are advised by Tenant of the confidential nature of such terms and conditions and agree to maintain the confidentiality thereof (in each case, prior to disclosure).  Tenant shall be liable for any disclosures made in violation of this Section by Tenant or by any entity or individual to whom the terms of and conditions of this Lease were disclosed or made available by Tenant.  The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

(w)          Authority.  Tenant (if a corporation, partnership or other business entity) hereby represents and warrants to Landlord that Tenant is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Tenant has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Tenant is authorized to do so.  Landlord hereby represents and warrants to Tenant that Landlord is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Landlord has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Landlord is authorized to do so.

(x)           Hazardous Materials.  The term “Hazardous Materials” means any substance, material, or waste which is now or hereafter classified or considered to be hazardous, toxic, or dangerous under any Law relating to pollution or the protection or regulation of human health, natural resources or the environment, or poses or threatens to pose a hazard to the health or safety of persons on the Premises or in the Project.  Neither Tenant nor its agents or employees shall use, generate, store, or dispose of, or permit the use, generation, storage or disposal of Hazardous Materials on or about the Premises or the Project except in a manner and quantity necessary for the ordinary performance of Tenant’s business, and then in compliance with all Laws.  Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, conduct site investigation work necessary to evaluate the presence of any Hazardous Materials on the Premises and the Project and to cleanup, remediate, and otherwise mitigate the effects of the presence of any such Hazardous Materials on the Premises and the Project, or Landlord may, if it has reasonable grounds to conclude that Tenant will not properly perform such work, undertake such site investigation work and any such cleanup, remediation or mitigation work on behalf of Tenant, at Tenant’s sole cost and expense.  In any event, any such site investigation work or such cleanup, remediation or mitigation work shall be performed by qualified environmental professionals reasonably acceptable to Landlord.  If Tenant breaches its obligations under this Section 25(x), Landlord may immediately take any and all action reasonably appropriate to remedy the same, including taking all appropriate action to clean up or remediate any contamination resulting from Tenant’s use, generation, storage or disposal of Hazardous Materials.  Notwithstanding Landlord’s indemnity contained in Section 11(d), Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees and cost of clean up and remediation) arising from Tenant’s failure to comply with the provisions of this Section 25(x).  This indemnity provision shall survive termination or expiration of this Lease.  Landlord shall be solely responsible for the remediation of any Hazardous Materials brought onto the Project by Landlord, its agents or employees in violation of applicable Laws and Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees) for the costs of any such remediation.  Landlord shall use good faith efforts not to place or use or permit any agent or employee to place or use any Hazardous Materials in violation of applicable Laws in or about the Premises during the Term of this Lease.

(y)           Parking.  Tenant and Tenant Parties shall be entitled to the exclusive use of the parking area on the Project associated with the Building (the “Parking Area”) during the Term subject to such terms, conditions and regulations as are from time to time applicable to the Parking Area.  Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties.

Tenant shall at all times comply with all Laws respecting the use of the Parking Area.  Landlord reserves the right to adopt, modify, and enforce reasonable rules and regulations governing the use of the Parking Area from time to time.  Landlord may refuse to permit any person who violates such rules and regulations to park in the Parking Area, and any violation of the rules and regulations shall subject the car to removal from the Parking Area.

All motor vehicles (including all contents thereof) shall be parked in the Parking Area at the sole risk of Tenant and each other Tenant Party, it being expressly agreed and understood Landlord has no duty to insure any of said motor vehicles (including the contents thereof), and Landlord is not responsible for the protection and security of such vehicles.  Notwithstanding anything to the contrary contained in this Lease, Landlord shall have no liability whatsoever for any property damage or loss which might occur on the Parking Area or as a result of or in connection with the parking of motor vehicles in any of the parking spaces.

(z)           List of Exhibits.  All exhibits and attachments attached hereto are incorporated herein by this reference.

Exhibit A -	Intentionally Omitted
Exhibit B -	Description of the Land
Exhibit C -	Building Rules and Regulations
Exhibit D -	Tenant Finish-Work
Exhibit E -	Form of Tenant Estoppel Certificate

(aa)         Consent and Approval Standards.  Whenever the consent, permission or approval of either Landlord or Tenant is required or provided by the terms of the Lease, the giving of such consent, permission or approval shall not be unreasonably withheld, conditioned or delayed except as otherwise provided in this Lease.  Whenever Landlord is permitted to exercise its discretion, such discretion shall be reasonable except as otherwise provided in this Lease.

(bb)        Damages.  Notwithstanding any other provisions of this Lease to the contrary, Landlord and Tenant agree that whenever in this Lease one party is required to pay the costs and expenses of or damages incurred by the other party in connection with a violation of the terms of this Lease, (i) costs and expenses shall mean the actual, reasonable and verifiable costs and expenses incurred by the party seeking recovery; and (ii) damages shall mean actual, direct damages incurred by the party seeking recovery, and such term shall expressly exclude consequential, indirect or punitive damages except in connection with Tenant’s obligations under Sections 22 and 25(x) and Landlord’s obligations under Section 25(x).  Within thirty (30) days following Tenant’s written inquiry as to whether Landlord has leased the Premises to a succeeding tenant, Landlord shall so notify Tenant in writing.

(cc)         Compliance With Laws.  Except as otherwise set forth herein, Landlord agrees to comply with all Laws of general applicability to the Premises with respect to those matters that are Landlord’s responsibility under this Lease, except those requirements related to Tenant’s specific use or occupancy of the Premises or Tenant’s improvements to the Premises.

26.          Renewal Option.  Provided no Event of Default exists and Tenant is occupying at least fifty percent (50%) of the Premises at the time of such election, Tenant may renew this Lease for two consecutive additional periods of five years each, by delivering written notice of the exercise thereof to Landlord not earlier than 24 months nor later than 12 months before the expiration of the Term.  The Basic Rent payable for each month during such extended Term shall be 95% of the prevailing rental rate (the “Prevailing Rental Rate”), at the commencement of such extended Term, for new leases and/or renewals of comparable buildings in the vicinity of the Building of equivalent quality, size, configuration, utility and location, with the length of the extended Term, the credit standing of Tenant and all economic terms and conditions to be taken into account.  Within thirty (30) days after receipt of Tenant’s notice to renew, Landlord shall deliver to Tenant written notice of the Prevailing Rental Rate.  If Tenant disagrees with Landlord’s determination of the Prevailing Rental Rate, then Tenant may, but only within 10 business days after receipt of Landlord’s notice, require by written notice to Landlord that the determination of the Prevailing Rental Rate be made by brokers, taking into account the requirements of this Section 26; provided that Tenant’s failure to deliver such notice within such 10 business day period shall be deemed to be Tenant’s acceptance of Landlord’s determination of the Prevailing Rental Rate.  If Tenant timely delivers such notice, then, within 10 days after such delivery, each party shall select one qualified commercial real estate broker with at least 10 years experience in the leasing of similar buildings in the city or submarket in which the Premises are located.  If Landlord or Tenant fails to select its broker within such 10-day period, then Landlord or Tenant may petition the then presiding judge of the Superior Court of the State of California for Los Angeles, County to appoint such broker, subject to the criteria set forth in this Section 26, or if he or she refuses to act, either party may petition any judge having jurisdiction over Landlord and Tenant to appoint such broker.  Each broker shall deliver its written determination of the Prevailing Rental Rate, taking into account the requirements of this Section 26, to the other broker within 20 days after such broker’s retention.  In the event the determinations of the two brokers differ and, after good faith efforts over the succeeding 20 day period, they cannot mutually agree, the brokers shall, within 10 days thereafter, appoint a neutral third broker with the qualifications specified above and deliver their respective determinations to such third broker.  If the two brokers fail to select the third broker within such 10-day period, then Landlord or Tenant may petition the then presiding judge of the Superior Court of the State of California, for Los Angeles County to appoint such broker subject to the criteria set forth in this Section 26, or if he or she refuses to act, either party may petition any judge having jurisdiction over the Landlord and Tenant to appoint such broker.  Within 5 days after its appointment, the third broker shall choose either the determination of Landlord’s broker or Tenant’s broker and such choice of the third broker shall be final and binding on Landlord and Tenant.  Each party shall pay the costs of its real estate broker.  The parties shall equally share the costs of any third broker.  Following the determination of the Prevailing Rental Rate, Landlord and Tenant shall execute an amendment to this Lease extending the Term on the same terms provided in this Lease, except as follows:

1.             Basic Rent shall be adjusted to 95% of the Prevailing Rental Rate; and

2.             Tenant shall have no further renewal option unless expressly granted in this Lease.

Tenant’s rights under this Section 26 shall terminate if (i) this Lease or Tenant’s right to possession of the Premises is terminated, (ii) Tenant assigns any of its interest in this Lease or sublets more than fifty percent (50%) of the Premises, (iii) Tenant fails to timely exercise its option under this Section 26, time being of the essence with respect to Tenant’s exercise thereof, or (iv) Landlord determines, in its sole but reasonable discretion, that Tenant is not financially capable of making rent payments under this Lease.

27.          Right to Terminate.  Provided no Event of Default exists as of the date of Tenant’s delivery of the “Termination Notice” (as defined below) and as of the “Tenant Termination Date” (as defined below), Tenant shall have the one time right to terminate this Lease effective as of February 28, 2012 (the “Tenant Termination Date”), provided that (i) Landlord receives written notice from Tenant on or before March 1, 2011 stating that Tenant elects to terminate this Lease pursuant to the terms and conditions of this Section 27 (the “Termination Notice”), and (ii) concurrently with the delivery of the Termination Notice, Landlord receives from Tenant the “Termination Fee” (as defined below).  The “Termination Fee” shall be an amount equal to $1,193,367.60 plus the unamortized portion as of the Termination Date of the Construction Allowance and leasing commissions paid to Landlord’s broker and Tenant’s broker, amortized on a straight-line basis over the Term of the Lease without interest.  The Termination Fee shall be consideration for and a condition precedent to such early termination.  Provided that Tenant terminates this Lease pursuant to the terms of this Section 27, then this Lease shall automatically terminate and be of no further force or effect and Landlord and Tenant shall be relieved of their respective obligations under this Lease as of the Tenant Termination Date, except those obligations set forth in this Lease which specifically survive the expiration or earlier termination of this Lease, including, without limitation, the payment by Tenant of all amounts owed by Tenant under this Lease, up to and including the Tenant Termination Date.  If Tenant fails to comply with the requirements of this Section 27, including the failure to pay the “Termination Fee”, which failure shall include but not be limited to Tenant’s check being returned by the bank for any reason whatsoever, such failure shall serve to nullify the terms and conditions of this provision, in which case this Lease shall continue in full force and effect for the remainder of the Term.

LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE, AND TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, DEMAND, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

This Lease is executed on the respective dates set forth below, but for reference purposes, this Lease shall be dated as of the date first above written.  If the execution date is left blank, this Lease shall be deemed executed as of the date first written above.

LANDLORD:	WHMNY REAL ESTATE LIMITED PARTNERSHIP, a
Delaware limited partnership

	By:	WHMNY Gen-Par, Inc., a Delaware corporation, its general partner

		By:	/s/ Nancy M. Haag
		Name:	Nancy M. Haag
		Title:	Assistant Vice President
		Execution Date:	October 14, 2005

TENANT:	EARTHLINK, INC., a Delaware corporation

	By:	/s/ Kevin M. Dotts
	Name:	Kevin M. Dotts
	Title:	Executive Vice President, Chief Financial Officer
	Execution Date:		October 11, 2005